Exhibit 10.1

Execution Version

AMENDMENT AND CONTINUATION AGREEMENT

WHEREAS, Tyco International Management Company, LLC, a Nevada limited liability company (“TIMCO”), is Plan Sponsor of the plans listed on Appendix A to this Amendment (the “Plans”), which Plans and any related trusts are maintained for employees of certain subsidiaries and affiliates of Tyco International Ltd., a company limited by shares (Aktiengesellschaft) organized under the Laws of Switzerland (“Tyco”); and

WHEREAS, prior to the closing (the “Closing”) of the transactions (the “Transaction”) contemplated in the Investment Agreement made and entered into on the 9th day of November 2010, by and among CD&R Allied Holdings, L.P., a Cayman Islands exempted limited partnership, Tyco, Tyco International Holding S.A.R.L, a company organized under the Laws of Luxembourg, and Atkore International Group Inc., a corporation organized under the Laws of Delaware (the “Company”) (as amended from time to time, the “Investment Agreement”), the Company will become the direct or indirect owner of certain subsidiaries or affiliates of Tyco as a result of the Closing of the Transaction; and

WHEREAS, effective as of the Closing of the Transaction, TIMCO will no longer be an ERISA Affiliate (as defined in the Investment Agreement) of the Company and such affiliates or subsidiaries; and

WHEREAS, it therefore is considered desirable to transfer sponsorship of the Plans to Atkore International, Inc., (“Atkore”) a subsidiary of the Company, effective as of the Closing of the Transaction; and

WHEREAS, the Plans provide that TIMCO has the authority to amend the Plans;

NOW, THEREFORE, in exercise of the power reserved to TIMCO under the Plans, the Plans hereby are, and each of them hereby is, amended, effective as of the Closing of the Transaction, as follows:

1.                                       Atkore shall be substituted as the sponsor of the Plans so that, on and after the Closing of the Transaction: (a) all references in the Plans to the sponsor of the Plans shall mean Atkore; and (b) Atkore shall assume and be vested with all of the powers, duties, rights, privileges and obligations of sponsor under the Plans.

2.                                       The substitution of Atkore as the sponsor of the Plans shall not: (a) in any way effect a termination or discontinuance of the Plans; or (b) affect the eligibility provisions of the Plans (i.e., the participating employers in each Plan and their eligible employees shall be unaffected by this Amendment); provided that effective as of the Closing, Tyco and TIMCO shall no longer be participating employers and their employees shall no longer be eligible to actively participate in the Plans.

This Amendment may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS THEREFORE, this Amendment has been duly executed on behalf of Tyco International Management Company, LLC by its duly authorized representative this 22nd day of December, 2010.

Tyco International Management Company, LLC

By:	/s/ Judith A. Reinsdorf
Name:	Judith A. Reinsdorf
Date:

By:	/s/ John S. Jenkings, Jr.
Name:	John S. Jenkins, Jr.
Date:

By:	/s/ C.A. (John) Davidson
Name:	C.A. (John) Davidson
Date:

[Signature Page to Amendment and Continuation Agreement]

Consented to and agreed to

ATKORE INTERNATIONAL, INC.

By:	/s/ Nelda J. Connors
Name:	Nelda J. Connors
Its:	President and CEO

[Tyco International Management Company, LLC - Amendment and Continuation Agreement]

Appendix A

1.	Tyco International Retirement Savings and Investment Plan IV, amended and restated as of August 3, 2002 (including all amendments thereto).
2.	Allied Philadelphia Union Pension Plan
3.	TJ Cope Union Pension Plan
4.	Allied Harvey Union Pension Plan
5.	Unistrut Pension Plan